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EXHIBIT 4.10


                           SHORT TERM PROMISSORY NOTE

US$136,941.37                                                 September 30, 2005

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Quest Manufacturing, Inc. at such place as the holder of this Note may from time to time designate, the principal sum of One-Hundred Thirty-Six Thousand Nine-Hundred Forty-One and 37/100 Dollars (US$136,941.37) together with simple interest at the rate of six percent (6) per annum on the principal balance.

         The note is payable on demand.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note shall be effective September 30, 2005 regardless of when it is signed.

         This issued Short Term Promissory Note represents the principal of $60,000 and unpaid interest to date of $4,793.42 of the Short Term Promissory Note dated June 1, 2004, the unpaid interest to date of $6,009.86 of the Short Term Promissory Note dated July 1, 2004 (the principal amount of $80,000 having been previously assigned), the unpaid interest to date of $1,344.66 of the Short Term Promissory Note dated August 17, 2004 (the principal amount of $20,000 having been previously assigned), and the Short Term Promissory Note dated June 1, 2005 in the principal amount of $60,000 and unpaid interest to date of $4,793.42. (The June 1, 2005 note replaces the short term promissory note from Voyager One, Inc. to Castle Hill Advisory Group dated June 1, 2004 in the principal amount of $60,000 and unpaid interest to June 1, 2005 of $3,600 in accordance with an Assignment dated June 1, 2005 from Castle Hill Advisory Group to Quest Manufacturing, Inc. for the entire note including any accrued unpaid interest plus simple interest to be accrued thereafter).

         This issued Short Term Promissory Note and those issued in accordance with Assignments from Quest Manufacturing, Inc. referred to above, cumulatively supersede and replace the Short Term Promissory Notes from Voyager One, Inc. to Quest Manufacturing, Inc. as follows:

         June 1, 2004 in the original principal amount of $60,000 and unpaid interest to date of $4,793.42
         July 1, 2004 in the original principal amount of $80,000 and unpaid interest to date of $6,009.86
         August 17, 2004 in the original principal amount of $20,000 and unpaid interest to date of $1,344.66
         June 1, 2005 in the original principal amount of $60,000 and unpaid interest to date of $4,793.42

          The original notes of June 1, 2004, July 1, 2004, August 17, 2004 and June 1, 2005 were a result of a restructuring of debt owed to Quest Manufacturing, Inc. from an A/P into a N/P with terms beneficial to improving the companies current cash situation.


    "Payor"                                                 "Payee"

Voyager One, Inc.                                    Quest Manufacturing, Inc.
859 West End Court                                   PO box 430
Suite I                                              Spring Grove, IL  60081
Vernon Hills, IL 60061                               Phone: 815-675-2442
Phone: 847-984-6200                                  Fax:  847-675-3109
Fax: 847-984-6201

   By: /s/ Sebastien C. DuFort                       By: John A. Lichter
       ------------------------                           ---------------
       Sebastien C. DuFort                                John A. Lichter
       President                                          President/CEO